[Quest Resource Corporation Logo]

News Release

For Immediate Release

Company Contact:

Jerry D. Cash, Chairman and Chief Executive Officer

David E. Grose, Chief Financial Officer

Phone: (405) 488-1304

Website: www.qrcp.net

Quest Resource Proposes Creating a Midstream MLP

OKLAHOMA CITY — (BUSINESS WIRE) — Nov. 6, 2006 — Quest Resource Corporation (NASDAQ: QRCP), the largest operating company in the Cherokee Basin, is pursuing through a private transaction the formation of a limited partnership for its midstream assets. The company currently anticipates raising between $65 million to $75 million of proceeds from a direct investment in the limited partnership by institutional investors, which is expected to represent approximately 35% to 40% of the partnership interests, without taking into account the incentive distribution rights of the general partner. It is anticipated that certain investors may receive a portion of the general partner's incentive distribution rights. The proceeds would be used initially to reduce borrowings under the company's revolving credit facilities and to provide additional capital for the company's ongoing new well development program. The transaction is expected to be completed by year end and is subject to a number of contingencies, including the completion of due diligence by the potential investors, the negotiation and execution of definitive documentation for the transaction and obtaining the consent of the company's lenders.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of securities in the partnership and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Any securities sold in the private transaction will not be registered under the Securities Act of 1933 or under any state securities laws, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Quest Resource Corporation

Quest Resource, based in Oklahoma City, is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,500 coal bed methane wells which produce into the Cherokee System, and uses its own fleet of completion equipment to support its aggressive drilling program. Quest currently has more than 1,700 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Company's anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest’s filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.